October 25, 1996                                                   Exhibit 10.10

Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.
225 West Washington Street
Suite 2200
Chicago, Illinois 60606

Reference:  04-001

Dear Bob:

I am pleased to submit this proposal to work with you on the development of a vision for Sovereign Specialty Chemicals. This proposal is based on our meeting in Chicago on October 18, as well as insights and information I developed during presentations in Akron, at Sovereign Engineered Adhesives (SEA) on September 24, in Buffalo, at Pierce and Stevens on September 26. This is an exciting time for Sovereign as it begins operation as a new company with ambitions to achieve growth and leadership with superior financial performance in the adhesives and coatings industry. I appreciate the confidence you have demonstrated by asking me to work with you and look forward to getting started on this interesting assignment.

Background

In April, Sovereign completed its first acquisition, purchasing the adhesives business from The BF Goodrich Co. In August, sovereign acquired Pierce and Stevens Corp. from the Sherwin-Williams Company. Together, these companies bring $85 million in annual sales and a diverse line of adhesives and coatings. Your stated objective is to grow these businesses aggressively by leveraging existing products and technologies, entering new markets and expanding internationally.

As a first step towards achieving these objectives, you would like to establish a vision that will help position and guide the company as it develops and implements its new strategy. As part of this process, we will evaluate tradeoffs between the need for focus, to become well-known and highly regarded as the leading supplier in your chosen field, and the need for breadth, to have a sufficiently robust portfolio of opportunities to grow. The purpose of the work outlined below is to support this process and in so doing, establish a framework for developing and implementing strategies.

Scope and Approach

Vision definition is the first phase of the strategy process which also includes business unit strategy development and implementation planning. As a point of reference, I have outlined the three phases in a typical strategy process (Figure 1) and have briefly described these additional

October 25, 1996  Page 2


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

phases in the test below. At this time, we propose to work only on Phase 1. For this work, we will take a holistic view of Sovereign Specialty Chemicals, identifying and characterizing important segments which might lead to interesting growth opportunities. I should note however, that this initial work will not provide a detailed assessment of those opportunities. That is, we will be addressing issues of strategic direction rather than strategy implementation.

Phase 1:  Vision Definition

Adhesives and Coatings is a large and diverse "segment" of the chemical industry. It is too large (over $20 billion, excluding the largest commodity segments) to have a meaningful discussion about strategy. Therefore, one objective of this first phase is to focus the discussion on those specialty segments that fit Sovereign's image of its participation in this industry and its ambitions for leadership. As part of the process we will identify and examine Sovereign's core competencies and seek to understand those which truly differentiate yourself in the industry today. In an iterative process which moves from personal ambitions to market conditions and from today's bases of competition to possible future scenarios, we will identify vision alternatives that are a stretch for Sovereign, yet achievable.

Our work on Phase 1 will revolve around a Visioning Workshop. This workshop should include 8 to 12 people from Sovereign, including those responsible for key business and functions, as well as a few open-minding thinkers from across the company. A proposed agenda for the workshop is included with this letter. This is a divergent process and we want to encourage the free flow of ideas. Preparation for this workshop will include personal interviews with each of the participants as well as some advance reading. The session itself will be a one and one-half day meeting, preferably at an off-site location.

The output from this meeting will be several vision alternatives for Sovereign which describe the firm at some point 7 to 10 years distant. (The actual time-frame for the vision is not critical as long as participants see the vision as "achievable" and as "our responsibility.") Associated with each vision will also be a statement of competencies required to be a leading competitor. To provide a context for the vision, we will "create" a base line scenario of the future. The results of this workshop will be summarized and circulated to participants for their review and further comment and then finalized.

There will likely be the need for additional analysis following the workshop to review, test and finalize the vision statement and its supporting documentation. This work will be done off line and reviewed with you and (possibly) a few of the business leaders from SEA and Pierce and Stevens.

October 25, 1996  Page 3


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

Phase 2: Strategy Development

In Phase 2, we begin the process of translating our vision (what we want to be/where we want to go) into strategies (how we are going to get there). Depending on the results from the vision workshop, we may choose to use several smaller working meetings to focus on specific strategy issues. For example, it may be desirable to develop strategies for rejuvenation of the current product line in one working session and strategies for accelerating growth in a second working session. Strategy development requires that the business(es) have access to good competitive and market information. If there are gaps in this information base, particularly in the area of customer needs analysis, it is most useful to fill in these gaps prior to strategy development. During these working session, we will focus on Sovereign capabilities (and gaps) to execute successful strategies. Our goal is to outline a statement of strategic direction with investment priorities.

Today's strategies are both simpler in their focus and more complex in their execution. That is, successful strategies today don't try to promise all things to all people; they try to be more selective by emphasizing differences among competitors. On the other hand, it is no longer possible to play a high-value niche strategy against a low-value commodity strategy. Customers want both value and price. Customer tailoring is also more prevalent leading to the challenge of achieving simplicity with customization. These are issues we will explore in the strategy working sessions. We will do this using segmentation, value chain and competitive analysis tools to help us understand the options available.

Phase 3: Action Plan and Opportunity Screening

In Phase 3, we begin the process of implementation, which should include both and internal work plan as well as an external work plan. Building on the strategies completed in Phase 2, the internal plan covers functional and business resource allocation and organization. The external plan will most likely be built around your current acquisition candidate screening and evaluation, as modified by the vision work completed in Phase 1. Any external consulting support during this phase will be determined by specific tasks which you may identify rather than a single, comprehensive program.

Benefits

A sound vision is an essential ingredient for growth. First, it serves to motivate people by providing a goal and gets people moving together towards that goal. Second, it allows a business to make informed decisions about new opportunities. Managers can be more selective about which opportunities to pursue and why. Finally, for a new company, a vision communicates to

October 25, 1996  Page 4


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

its customers and the financial community a compelling story regarding its contribution to the market and its value to stakeholders.

Unfortunately, vision alone is insufficient to produce an effective strategy. The vision must fit the business and fit the business environment. Understanding the capabilities required for succeeding in your chosen vision and having confidence that the vision can withstand changes in the external environment are important assessments along the path to strategy.

The deliverables from this assignment will be the edited notes from the vision workshop and summary presentation which highlights the vision together with an assessment of the skills and capabilities Sovereign has and needs to build to be successful. Finally, we will work with you to develop and support the compelling story which goes with the vision.

Project Schedule

We propose to begin work in December with management interviews and recommend scheduling the vision workshop in early January. We should have a preliminary document ready for review two weeks later and, following receipt of your comments, a final presentation completed in February.

Managing the Project

I will assume overall responsibility for managing this project. Working with me will be one or two other professionals with backgrounds appropriate to this work. These professionals will assets me in preparing information and analysis in advance of the workshops and supporting me during the workshops. This support is particularly important in order to meet the project schedule discussed above.

Professional Fees and Expenses

For the work outlined above in Phase 1, we propose that you authorize a budget for professional services of approximately $40,000. Related expenses, which may include travel, materials and supplies, taxes, or other items directly related to this project, will be billed in addition to the professional service charge and shown as a separate figure. Upon execution of this agreement we will submit an initial invoice for $15,000. One month after beginning our work, we will submit a second invoice for $15,000, plus expenses. Within 30 days of the completion of our work, we will submit a final invoice for any charges that may be due. If the duration of the work differs from that indicated above, there may be additional invoices prior to the final. Our invoices are payable upon receipt.

October 25, 1996  Page 5


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

Garnett Consulting is pleased to offer a satisfaction guarantee in the form of an optional payment on the final 10% of the estimated professional service fee. You may pay this final invoice only if you are completely satisfied with the work we have completed. This amount ($4,000) will be noted in the final invoice and accompanying letter.

Although we feel the proposed time and cost are adequate to bring the program to a successful conclusion, completion within these limits depends not only on daily developments in the work, but also on changes in the direction of the work as dictated by your needs or desires. We will bring to your attention, as soon as recognized, any factors that will affect these estimates.

October 25, 1996  Page 6


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

Acceptance

We appreciate the opportunity to work with you on this important assignment, which will be carried out in accordance with the attached General Provisions. To authorize us to proceed with this work, please sign and return one copy of this proposal.

Very truly yours,


/s/ Karl D. Loos

Karl D. Loos
President


Letter in duplicate
Attachment


                                    Accepted for
                                    Sovereign Specialty Chemicals, L.P.


                                    By  /s/ Robert B. Covalt
                                        --------------------------------

                                    Title Chairman, President & CEO
                                          ------------------------------

                                    Date
                                        --------------------------------

ATTACHMENT
GENERAL PROVISIONS

Our ability to carry out the work required is heavily dependent upon our past experience in providing similar services to others, and we expect to continue such work in the future. We will, however, preserve the confidential nature of information received from you or developed during the work in accordance with our Established Professional Standards.

Either party may use the name of the other for advertising or promotional purposes with prior written permission. It is understood that work products resulting from this assignment are intended for your internal use and are not to be used in whole or in part outside your organization. External use of our work products will require our prior written approval. All work products approved for external use will contain a notice that describes or limits the conditions under which the work products can be distributed and/or used.

Our work will be performed on a best efforts basis consistent with that degree of skill and care normally exercised by consulting firms performing services of a similar nature. Our total liability arising out of or in connection with the results of our work or any recommendations made pursuant to this Agreement shall not exceed the total compensation paid to us, and you hereby agree to release, indemnify, and hold us harmless from and against any costs or liability in excess thereof (including claims against us by third parties). We shall not be liable for any indirect, consequential, special, or incidental losses or damages.

This agreement (including resolution of any disputes arising hereunder) will be governed by and interpreted according to the laws of the Commonwealth of Massachusetts.

                          Sovereign Specialty Chemicals
                               Visioning Workshop
                                 Proposed Agenda

1.    Introduction:  What is a vision, why do I need it, how do I get one?
            o     Objectives for the workshop
            o     The vision process: where are we today and where are we going?
            o     Meeting management

2.    Session 1: Who is Sovereign Specialty Chemical anyway?
            o     Sovereign strengths and weaknesses
            o     Leverageable skills and capabilities
            o     Critical issues to be addressed

3.    Session 2: Where is the adhesives and coatings industry headed?
            o     Industry segmentation and definition
            o     Key competitors and their strategies
            o     Driving forces and industry trends
            o     Possible scenarios and paths to the future

4.    Vision Alternatives
            o     Identify attractive position(s) in each scenario
            o Skills required to achieve attractive position in each scenario
            o     Fit with Sovereign strengths, weaknesses and capabilities
            o     Evaluation of alternatives

5.    Wrap-up
            o     What are the take-away messages?
            o How has this workshop changed/confirmed your ideas about the future for Sovereign?

February 17, 1997

Mr. Robert B. Covalt
Chairman, President and CEO
Sovereign Specialty Chemicals, L.P.
225 West Washington Street
Suite 2200
Chicago, Illinois 60606

Dear Bob:

I am pleased to submit this proposal to work with Sovereign on the development of a business strategy for Industrial Adhesives. This proposal follows from our meeting on January 30 at which time you concluded that Industrial Adhesives was the most appropriate business to begin Phase 2 of the strategy development process. There were several reasons supporting this conclusion. First, although not a new activity at Sovereign, Industrial Adhesives is in the process of being organized as a business unit. As a new business, there is no ongoing business plan; thus, there is an immediate need to develop a strategy. Second, at the vision workshop in January, there was widespread support that Industrial Adhesives could contribute significantly to the growth of Sovereign. Finally, Industrial Adhesives provides a good opportunity to set the standards for strategic planning that other Sovereign businesses can follow.

Objective

Our primary objective is to prepare a strategic planning document that will guide the management, investment and growth of the Industrial Adhesives business. We will complete this work in three parts: the Situation Analysis, which includes the development and analysis of information about the industry, the markets, and yourself; the Strategic Characterization, which includes the synthesis of information and analysis to identify industry and market opportunities; and Strategy Selection, which includes the formation and evaluation of strategy alternatives. Figure 1, below (and also attached to this letter) provides additional information on the Strategy Development phase of work.

As a secondary objective, we will use this work to prepare a model of the strategic planning process for Sovereign. This model will include both a structure (what to do) as well as a process (how to do it). This is important because our experience suggests that successful strategies are best developed with direct participation by managers responsible for their implementation. This participation is important for both understanding and, more importantly, commitment.

February 17, 1997  Page 2


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

Scope and Approach

As you may recall from our recently completed work, Vision definition is the first phase of the strategy process which also includes business unit strategy development and implementation planning. As a point of reference, I have reprinted the overall process on the next page.

In Phase 2, we begin the process of translating our vision (what we want to be) into strategies (how we are going to get there). Today's strategies are both simpler in their focus and more complex in their execution. That is, successful strategies today don't try to promise all things to all people; they try to be more selective by emphasizing differences among competitors. On the other hand, it is no longer possible to play a high-value niche strategy against a low-value commodity strategy. Customers want both value and price. Customer tailoring is also more prevalent leading to the challenge of achieving simplicity with customization. These are some of the issues we will explore in strategy working sessions which are the core of Phase 2.

Strategy development requires that the business have access to good competitive and market information. If there are gaps in this information base, particularly in the area of customer needs analysis, it is important to fill these gaps prior to preceding with strategy working sessions. During these working sessions, we will also focus on Sovereign's capabilities (and gaps) to execute successful strategies. Thus, an honest self assessment of these capabilities will be required.

The first part of strategy development, the Situation Analysis addresses these information requirements. Based on my earlier meetings with Brian Dorenkott and Kathy Gibbons, it is likely that a good deal of information may have already been developed. At our first meeting with the business team (a group of three to four people is a good number to work with), we will review the information, discuss industry segmentation and agree on an industry model to focus our work. This model may change as we learn more about the business and formulate strategic options, but it should serve as a useful starting point. We will also provide you with guidelines for analyzing competitor and customer information and will work with you as required to complete the analysis. As we near the conclusion of this part of the work, we will review the analyses and determine if there are important gaps and agree on an approach to obtaining what is required to continue with strategy development.

I should point out that the information we are seeking is for strategy development; as such, too much detail can be as harmful as too little detail. Our objective is to develop accurate information about the competitors and customers who influence the industry and our strategy. In most assignments we employ the "80/20" rule; that is, developing 80% of the information probably takes 20% of the time and provides sufficient value for strategy planning. In some

February 17, 1997  Page 3


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

critical situations we may need to develop a more detailed understanding, but the majority of the time, 80% is fine. Near the end of this work and at least one week in advance of the Strategic Characterization workshop, we will schedule a one day meeting to review the information package. If we identify important gaps, we will agree on an approach to obtaining what is needed to continue.

In the second part of this process, Strategic Characterization, we will conduct a one-day workshop with the business team to identify strategic options for Industrial Adhesives. In the morning, we will build on the Situation Analysis and address topics such as: what are the forces driving industry change; what are the sources of value added in this industry for the customer as well as for Sovereign; and, what customer needs are being met, and not met, effectively by competitors.

These discussions will lead to the identification of "opportunity spaces" in the industry. In the afternoon, we will develop business concepts for each opportunity and define the key success factors. These concepts will become the raw material for developing and analyzing strategic options.

In the third part of the process, Strategy Selection, we will again meet in a one-day workshop to evaluate and select strategic options. In the time between the two workshops, team members will be assigned responsibility for developing each strategic option with enough detail to be able to evaluate its attractiveness, fit and feasibility. At the workshop, we will establish screening criteria which will be used to rank order the options. (This is not a straight-forward process because of the trade-offs which are likely to be encountered in this evaluation.) With two or three preferred options, we will develop leadership strategies and discuss risk and reward as well as industry conditions that would make our options more or less attractive. Based on this last assessment, we will choose one strategy and hold the remaining "preferred" strategies in reserve. Finally, time permitting, we will consider functional implications for selecting the strategy. That is, what must be done in marketing, sales, manufacturing, product development and management to move ahead.

Garnett Consulting will document the output of each workshop and prepare a final working paper on the strategy selected for Industrial Adhesives. We will also document the structure and process for strategy development which should serve as a guide for other Sovereign business.

February 17, 1997  Page 4


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

Working with Garnett Consulting

We recognize your interest in working through this process efficiently and effectively. To the extent possible, we will make use of information you have readily available about the industry and the markets. Our primary role in this assignment is to act as a facilitator during the meetings, provide guidance and input on the development and evaluation of strategy options and support you wherever it makes sense to meet schedule deadlines. We are prepared to support you beyond this level, but that support will be at your direction and a budget we jointly agree is appropriate.

Project Schedule

We can start work in early March with a meeting of the Industrial Adhesives business team to review information and begin work on the Situation Analysis. Assuming timely completion of this work, we may be able to schedule a working session for Strategic Characterization in late March or early April. The second workshop should follow two weeks later and the final strategy documents should be ready in late April or early May.

Managing the Project

I will assume overall responsibility for managing this project. Working with me will be Julie Lang as well as one or two other professionals with backgrounds appropriate to this work. These professionals will assist us in preparing information and analysis in advance of the workshops and supporting me during the workshops. This support is particularly important in order to meet the project schedule discussed above.

Professional Fees and Expenses

For the work outlined above we propose that you authorize a budget for professional services of approximately $55,000. Related expenses, which may include travel, materials and supplies, contract information services, report reproduction, taxes, or other items directly related to this project, will be billed at cost in addition to the professional service charge and shown as a separate figure. A communications charge, equal to 3% of professional services, will be included as an expense and shown as a separate item. This charge includes telephone, fax, postage and express delivery charges as well as electronic and day-to-day business communications.

Upon execution of this agreement we will submit an initial invoice for $15,000. Thereafter, we will submit our invoices monthly for professional services and expenses, as incurred. That is, we will invoice you monthly only for the work that we actually perform on your behalf. We will

February 17, 1997  Page 5


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

review all charges with you monthly (or more frequently if required) to be certain we are meeting your requirements for deliverables within the agreed upon budget. Within 30 days of the completion of our work, we will submit a final invoice, adjusted for all prior payments, for any charges that may be due. If the duration of the work differs from that indicated above, there may be additional invoices prior to the final. Our invoices are payable upon receipt.

Garnett Consulting is pleased to offer a satisfaction guarantee in the form of an optional payment on the final 10% of the estimated professional service fee. You may pay this final invoice only if you are completely satisfied with the work we have completed. This amount ($5,500) will be noted in the final invoice and accompanying letter.

Although we feel the proposed time and cost are adequate to bring the program to a successful conclusion, completion within these limits depends not only on daily developments in the work, but also on changes in the direction of the work as dictated by your needs or desires. We will bring to your attention, as soon as recognized, any factors that will affect these estimates.

February 17, 1997   Page 6


Mr. Robert B. Covalt
President and Chief Executive Officer
Sovereign Specialty Chemicals, L.P.

Acceptance

We appreciate the opportunity to work with you on this important assignment, which will be carried out in accordance with the attached General Provisions. To authorize us to proceed with this work, please sign and return one copy of this proposal.

Very truly yours,


/s/ Karl D. Loos
---------------------
Karl D. Loos
President

Letter in duplicate
Attachment

                                    Accepted for
                                    Sovereign Specialty Chemicals, L.P.


                                    By: /s/ Robert B. Covalt
                                        ----------------------------------

                                    Title: Chairman, President & CEO
                                           -------------------------------

                                    Date:
                                         ---------------------------------

September 8, 1997

Mr. Robert B. Covalt
Chairman, President and CEO
Sovereign Specialty Chemicals, L.P.
225 West Washington Street
Suite 2200
Chicago, Illinois 60606

Dear Bob:

It was good to meet with you last week and even though our agenda was partially preempted by the Board teleconference, we were able to cover the highlights from our work in both Industrial Adhesives and Graphic Arts (now know as Overprint Coatings).

As we discussed briefly on Wednesday, I have prepared invoices for the work completed over the last month. First, we have effectively completed the work in Overprint Coatings (pending your review of the final strategy). The enclosed invoice reflects the final payment for professional services on this project at the budgeted level of $35,000. According to the contract terms, you may withhold up to 10% of this value ($3,500) until you are completely satisfied with the results of our work. I would like to note that our ability to meet the schedule and budget has been closely linked to Mark Creighton's commitment to this strategy process.

Our progress in Industrial Adhesives is another matter. As you know, this project has taken longer and required more work on our part than originally budgeted. There are two reasons for this. First, the quality and availability of information about Sovereign's performance as well as the markets slowed our analysis and ultimately required us to complete two Business Performance Analyses, one for 1996, using RMO, and a second one for 1997, using Gross Profit. Second, it required several meetings before the combined SEA/P&S team began to function as a team. Appointing Gerry as the responsible leader helped a great deal, but even today this is a business with more individual goals than team goals.

Although we have completed our billing for the original budget, I would like to ask your consideration for increasing the budget given the points outlined above. Through June and July, we accrued about $20,000 more than we billed for services. Given the circumstances, I should absorb about half that amount as part of the normal business risk of working with clients. In addition, we continued to work with the Industrial Adhesives team in August and are committed to a final review in September. This final work will require $10-$15,000 to complete. In total, I am requesting an increase in the budget form $55,000 to $75,000 for Industrial Adhesives.

September 8, 1997  Page 2


Mr. Robert B. Covalt
Chairman, President and CEO
Sovereign Specialty Chemicals, Inc.

I have prepared an invoice for Industrial adhesives which shows the additional billing for June and July ($10,000) plus the work completed in August ($5,000). The final $5,000 will be billed at the end of September, pending your final review of our strategy. I will be traveling until September 22, but will call you upon my return to discuss this with you in more detail.

Very truly yours,


/s/ Karl D. Loos
------------------------
Karl D. Loos
President

June 24, 1997

Mr. Robert B. Covalt
Chairman, President and CEO
Sovereign Specialty Chemicals, L.P.
225 West Washington Street
Suite 2200
Chicago, Illinois 60606

Reference:  04-003

Dear Bob:

I am pleased to submit this proposal confirming our work with Sovereign on the development of a strategy for the Graphic Arts business. This proposal (and our ongoing work) follows from our discussions earlier this Spring at which time you concluded that market changes affecting the Graphic Arts business made this a timely undertaking.

Objective

Our primary objective is to prepare a strategic planning document that will guide management and investment decisions for the Graphics Arts business. We will complete this work in three parts: the Situation Analysis, which includes the development and analysis of information about the industry, the markets, and yourself; the Strategic Characterization, which includes the synthesis of information and analysis to identify industry and market opportunities; and Strategy Selection, which includes the formation and evaluation of strategy alternatives.

We will build on the work underway for Industrial Adhesives, following a similar process and working with the management of the business to learn from their experience and build their commitment to achieve successful implementation. The details of this approach were included in my proposal letter to you (dated February 17) for the Industrial Adhesives strategy.

Strategic Issues

Pierce & Stevens (P&S) is a leader in the supply of radiation cured coatings to the graphic arts industry. Historically, this has been a profitable, high growth business in which P&S had a strong market position supported by a strong technical service. Two developments have changed the outlook for P&S in this market. First, printing practices and technology have changed, making the role of the service coater, Pierce & Stevens' primary customer group, more competitive. This customer group has in turn put pricing pressure on P&S where there had been little pressure in the past. Second, advances in water based coatings have made their

June 24, 1997  Page 2


Mr. Robert B. Covalt
Chairman, President and CEO
Sovereign Specialty Chemicals, Inc.

performance nearly equal to radiation cured coatings, providing a viable product alternative to the more expensive radiation cured coatings and opened up competition to a larger group of suppliers.

At the same time, P&S has been exploring opportunities in market areas outside of graphic arts (e.g., metal coating). The strategic dilemma is how should P&S position itself for growth, as a supplier of products to the graphic arts market or as a supplier of radiation cured coatings to all markets (except furniture which is restricted by the purchase agreement with Sherwin Williams)?

For this assignment, we will be working directly with Mark Creighton and Rick Johnston and keeping John Edholm involved as we progress. Mark has already prepared an excellent first draft of the Situation Analysis based on his knowledge of and supplementary research on the graphic arts industry and radiation cured coatings. We will make good use of this information as we plan for the strategic characterization phase of work in July. At that time, we will consider a range of options including exiting the business.

Following our past practice, we will organize our work around working sessions as the primary strategy development tool. Garnett Consulting will document the output of each working session and prepare a final working paper on the strategy selected.

Working with Garnett Consulting

We recognize your interest in working through this process efficiently and effectively. To the extent possible, we will make use of information you have readily available about the industry and the markets. Our primary role in this assignment is to act as a facilitator during the meetings, provide guidance and input on the development and evaluation of strategy options and support you wherever it makes sense to meet schedule deadlines. We are prepared to support you beyond this level, but that support will be at your direction and a budget we jointly agree is appropriate.

Project Schedule

We started work in late April by meeting with John Edholm, Rick Johnston and Mark Creighton to request initial development of information for the situation analysis. This has since been completed by mark and reviewed with Garnett. We have also laid out our initial understanding of the pros and cons of focusing a strategy on either graphic arts or radiation cured coatings. We will target a strategy characterization workshop in July to identify options and a final meeting in August to evaluate options and develop a five-year plan.

June 24, 1997  Page 3


Mr. Robert B. Covalt
Chairman, President and CEO
Sovereign Specialty Chemicals, Inc.

Managing the Project

I will assume overall responsibility for managing this project. Working with me will be Julie Lang as well as one or two other professionals with backgrounds appropriate to this work. These professionals will assist us in preparing information and analysis in advance of the workshops and supporting me during the workshops. This support is particularly important in order to meet the project schedule discussed above.

Professional Fees and Expenses

For the work outlined above we propose that you authorize a budget for professional services of approximately $35,000. Related expenses, which may include travel, materials and supplies, contract information services, report reproduction, taxes, or other items directly related to this project, will be billed at cost in addition to the professional service charge and shown as a separate figure. A communications charge, equal to 3% of professional services, will be included as an expense and shown as a separate item. This charge includes telephone, fax, postage and express delivery charges as well as electronic and day-to-day business communications.

We will submit our invoices monthly for professional services and expenses, as incurred. That is, we will invoice you monthly only for the work that we actually perform on your behalf. We will review all charges with you monthly (or more frequently if required) to be certain we are meeting your requirements for deliverables within the agreed upon budget. Within 30 days of the completion of our work, we will submit a final invoice, adjusted for all prior payments, for any charges that may be due. If the duration of the work differs form that indicated above, there may be additional invoices prior to the final. Our invoices are payable upon receipt.

Garnett Consulting is pleased to offer a satisfaction guarantee in the form of an optional payment on the final 10% of the estimated professional service fee. You may pay this final invoice only if you are completely satisfied with the work we have completed. This amount ($3,500) will be noted in the final invoice and accompanying letter.

Although we feel the proposed time and cost are adequate to bring the program to a successful conclusion, completion within these limits depends not only on daily developments in the work, but also on changes in the direction of the work as dictated by your needs or desires. We will bring to your attention, as soon as recognized, any factors that will affect these estimates.

June 24, 1997  Page 4


Mr. Robert B. Covalt
Chairman, President and CEO
Sovereign Specialty Chemicals, Inc.

Acceptance

We appreciate the opportunity to work with you on this important assignment, which will be carried out in accordance with the attached General Provisions. To confirm your authorization for this work, please sign and return one copy of this proposal.

Very truly yours,


/s/ Karl D. Loos
--------------------
Karl D. Loos
President

Letter in duplicate
Attachment

                                    Accepted for
                                    Sovereign Specialty Chemicals, L.P.

                                    By /s/ Robert  B. Covalt
                                       ---------------------------------------

                                    Title Chairman, President & CEO
                                          ------------------------------------

                                    Date
                                        --------------------------------------

ATTACHMENT
GENERAL PROVISIONS

Our ability to carry out the work required is heavily dependent upon our past experience in providing similar services to others, and we expect to continue such work in the future. We will, however, preserve the confidential nature of information received from you or developed during the work in accordance with our Established Professional Standards.

Either party may use the name of the other for advertising or promotional purposes with prior written permission. It is understood that work products resulting from this assignment are intended for your internal use and are not to be used in whole or in part outside your organization. External use of our work products will require our prior written approval. All work products approved for external use will contain a notice that describes or limits the conditions under which the work products can be distributed and/or used.

Our work will be performed on a best efforts basis consistent with that degree of skill and care normally exercised by consulting firms performing services of a similar nature. Our total liability arising out of or in connection with the results of our work or any recommendations made pursuant to this Agreement shall not exceed the total compensation paid to us. and you hereby agree to release, indemnify, and hold us harmless from and against any costs or liability in excess thereof (including claims against us by third parties). We shall not be liable for any indirect, consequential, special, or incidental losses or damages.

This agreement (including resolution of any disputes arising hereunder) will be governed by and interpreted according to the laws of the Commonwealth of Massachusetts.